Texas Imperial Assumption Agreement
                 Exhibit IV.B - Enhancement

 Methodology for Sharing Statutory Gains and Losses Between
         American Capitol and Guaranty Associations

     Exhibit IV.B from the American Capitol Assumption
Agreement contains the Enhancement information for the Medicare Supplement Issue Age policies and, to that extent, is incorporated herein by reference.